Exhibit 99.1

CTC MEDIA

FINANCIAL RESULTS FOR

 THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2009

Moscow, Russia — February 26, 2010 — CTC Media, Inc. (“CTC Media” or “the Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the fourth quarter and twelve months ended December 31, 2009.

	Three Months			Twelve Months
	Ended December 31,			Ended December 31,
(US$ 000’s except per share data)	2008	2009	Change	2008	2009	Change

Total operating revenues	$187,349	$180,507	-3.7%	$640,171	$506,113	-20.9%

Total operating expenses (before non-recurring items)(1)	(94,636)	(96,460)	1.9%	(373,307)	(306,311)	-17.9%

Total operating expenses	(327,319)	(143,787)	-56.1%	(605,990)	(353,638)	-41.6%

Adjusted OIBDA(2),(3)	96,539	87,382	-9.5%	280,244	211,256	-24.6%
Adjusted OIBDA margin(2),(3)	51.5%	48.4%		43.8%	41.7%

OIBDA(2)	(136,144)	40,055	129.4%	47,560	163,929	244.7%
OIBDA margin(2)	(72.7)%	22.2%		7.4%	32.4%

Adjusted net income attributable to CTC Media, Inc. stockholders(3)	64,637	64,466	0.3%	176,134	143,967	-18.3%
Adjusted diluted earnings per share(3)	$0.41	$0.41	—	$1.11	$0.91	-18.0%

Net income/(loss) attributable to CTC Media, Inc. stockholders	(89,042)	20,887	123.5%	22,454	100,389	347.1%
Diluted earnings per share	$(0.56)	$0.13	123.2%	$0.14	$0.64	357.1%

(1) Total operating expenses (before non-recurring items) is a non-GAAP financial measure that excludes a $232.7 million charge arising from the impairment of intangible assets of DTV Group in Russia, Channel 31 in Kazakhstan and a broadcasting group in Moldova in the fourth quarter of 2008; an $18.7 million charge arising from the impairment of the broadcasting licenses of certain regional owned-and-operated stations in Russia in the fourth quarter of 2009; and a $28.6 million stock-based compensation expense recognized in conjunction with the previously announced settlement of litigation brought by CTC Media against its former CEO in the fourth quarter of 2009. Please see the accompanying financial tables at the end of this release for a reconciliation of total operating expenses (before non-recurring items) to GAAP total operating expenses.

(2) OIBDA is defined as operating income before depreciation and amortization (excluding amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(3) All adjusted numbers are non-GAAP financial measures reported before the non-recurring items described above. Please see the accompanying financial tables at the end of this release for a reconciliation of adjusted OIBDA to OIBDA, adjusted net income to GAAP reported net income and adjusted diluted earnings per share to GAAP reported earnings per share.

FINANCIAL HIGHLIGHTS

•                  Total revenues up 4% year-on-year in ruble terms in the fourth quarter and down 1% for the full year

•                  Russian advertising revenues up 2% year-on-year in ruble terms in the fourth quarter and down 3% for the full year

•                  Organic operating expenses(4) up 13% year-on-year in ruble terms in the fourth quarter and flat for the full year

•                  Adjusted OIBDA of $87.4 million with an adjusted OIBDA margin of 48.4% in the fourth quarter, and $211.3 million with an adjusted OIBDA margin of 41.7% for the full year

•                  Net cash position of $95.2 million at year-end

•                  Increase in national television advertising market share in Russia year-on-year to 19.5% from 17.5% for the full year

•                  Board of Directors approved $0.065 per share cash dividend (or $10 million in the aggregate) to be paid in March 2010, as first installment of an intended total of $40 million in cash dividends to be paid in 2010

OPERATING HIGHLIGHTS

•                  Average full year combined 4+ audience share for the three networks in Russia up year-on-year to 13.2% from 13.0%

•                  Average full year target audience shares up year-on-year for all three Russian networks with highest ever shares for Domashny and DTV

•                  Acquisition of 8 regional stations in 6 Russian cities

•                  Year-on-year increases in technical penetration of CTC, Domashny and DTV networks in Russia to 90.7% (from 87.5% in 2008), 76.4% (from 71.0% in 2008), and 68.4% (from 61.0% in 2008), respectively

•                  Launch of CTC international channel in North America in December 2009

Anton Kudryashov, Chief Executive Officer of CTC Media, commented: “We outperformed the Russian TV advertising market throughout 2009 and further increased our audience and advertising market shares. Our Russian advertising revenues were up 2% year-on-year in ruble terms in the fourth quarter and down only 3% for the full year, despite the impact of the economic recession on advertising budgets. This compares with an estimated 12% decline for the Russian TV advertising market in the fourth quarter and an 18% decline for the full year. We also managed to keep our underlying organic operating cost base flat year-on-year in ruble terms for the full year while, at the same time, raising the technical penetration and target audience shares of all three of our Russian networks. This efficient cost control enabled us to deliver underlying OIBDA margins of 48% in the quarter and 42% for the full year, when excluding non-recurring items.”

“Approximately 85% of our forecast full year 2010 Russian national inventory has now already been booked under forward contracts at approximately the same average prices as in 2009. The pricing environment is currently showing signs of improvement moving forward for later in the year and, while we do not expect to repeat the level of market outperformance that we achieved in 2009, our target audience shares have continued to grow so far in 2010. As indicated previously, we are also now substantially increasing our investments in the programming schedules and network coverage of our DTV and Domashny channels, in order to unlock their considerable future development potential.”

“We are a growth company and are therefore committed to investing in the development and expansion of our operations. The cash dividend declared by our Board demonstrates our philosophy to return an appropriate amount of cash to shareholders when we do not need all of the cash we are generating for investments in the future growth of the business.”

(1) Organic operating expenses are total operating expenses excluding the operating expenses of the businesses acquired and consolidated in the second quarter of 2008 (DTV Group, CIS Group and Production Group), impairment charges on intangible assets, and stock-based compensation expense recognized in conjunction with the previously announced settlement by CTC Media of litigation brought by it against its former CEO.

Operating Review

Revenues(1)

	Three Months			Twelve Months
	Ended December 31,			Ended December 31,
(US$ 000’s)	2008	2009	Change	2008	2009	Change

Operating revenues:
CTC Network	$115,547	$115,388	-0.1%	$412,614	$326,006	-21.0%
Domashny Network	19,166	18,676	-2.6%	64,142	50,648	-21.0%
DTV Network	13,463	13,265	-1.5%	35,868	40,550	13.1%
CTC Television Station Group	27,669	24,342	-12.0%	95,033	64,014	-32.6%
Domashny Television Station Group	4,655	3,150	-32.3%	16,003	8,810	-44.9%
DTV Station Television Group	1,734	1,276	-26.4%	5,069	3,858	-23.9%
CIS Group	4,950	3,727	-24.7%	10,930	11,020	0.8%
Production Group	164	682	315.9%	512	1,207	135.7%
Total operating revenues	$187,349	$180,507	-3.7%	$640,171	$506,113	-20.9%

Total operating revenues were down 4% year-on-year in the fourth quarter and 21% for the full year in US dollar terms, which reflected the year-on-year decline in the advertising markets, as well as the weakening of the Company’s principal operating currency (the Russian ruble) against its US dollar reporting currency. This depreciation had a negative impact of approximately 8% on the Company’s ruble-denominated sales in the fourth quarter and 21% for the full year 2009. In ruble terms, total operating revenues were up 4% year-on-year in the quarter and were approximately flat for the full year. 2009 results include full year contributions from DTV Group in Russia and Channel 31 Group in Kazakhstan for the first time, following the acquisition of both businesses during the first half of 2008.

CTC Media’s Russian advertising sales accounted for 94% of fourth quarter and full year 2009 revenues and were up 2% year-on-year in the quarter and down only 3% for the full year in ruble terms. This compared with an estimated 12% year-on-year decline in the Russian TV advertising market in the fourth quarter and an 18% decline for the full year, according to Video International. The Company reported increased target audience viewing shares and advertising market shares both in the quarter and for the full year.

The CIS Group, which accounted for 2% of full year revenues, reported a 25% year-on-year decline in sales in the fourth quarter but 1% growth for the full year. This reflected the mixed impact of higher advertising rates and sellout ratios, lower audience shares, the year-on-year depreciation of the Kazakh tenge against the US dollar, and the fact that Channel 31 in Kazakhstan was acquired and consolidated only from the first quarter of 2008. Channel 31 generated over 90% of CIS Group revenues in the quarter and for the full year.

(1) Segment revenues are shown from external customers only, net of intercompany revenues of $26.2 million in the fourth quarter of 2008, $22.2 million in the fourth quarter of 2009, $54.8 million for the full year 2008, and $59.8 million for the full year 2009, primarily related to revenues from the Production Group that have been eliminated in the consolidation of the Company’s revenues.

Share of Viewing in Target Demographics

	Average Audience Shares (%)
	Q4 2008	Q3 2009	Q4 2009	FY 2008	FY 2009

CTC Network (all 6-54)	12.3	12.2	12.7	11.8	12.2
Domashny Network (women 25-60)	2.7	3.2	2.9	2.8	2.9
DTV Network (all 25-54)	2.3	2.3	2.1	2.1	2.2
Channel 31 (all 6-54)	16.6	11.6	10.4	13.4	11.6

Each of the Russian networks delivered higher average target audience shares for the full year 2009 than in 2008, primarily reflecting further improvements in programming performance.

The flagship CTC Network’s average target audience share was up year-on-year and quarter-on-quarter, and the 13.5% average target audience share for November 2009 was the highest monthly average achieved since June 2006. Major audience share drivers in the fourth quarter included new seasons of the ‘Daddy’s Girls’ comedy series, as well as the premiers of ‘Margosha’, which is based on the Argentine  ‘LaLola’ format, and the ‘Voroniny’ comedy series, which is based on hit U.S. format ‘Everybody Loves Raymond’.

Domashny’s target audience share was also up year-on-year in the fourth quarter and for the full year following the continued success of long-running series such as ‘Atlantida’ and ‘Desperate Housewives’, which were supported by a high-rating line-up of movies and documentaries. New locally produced comedy sketch show ‘One for All’ was launched in November 2009 and attracted solid viewing shares in its key access prime-time weekday slot.

The DTV channel has been focused on the 25-54 year-old target audience group since January 2009, and its average share of viewing in this target group grew on a full-year basis following the success of the locally produced ‘Marital Fiction’ show and the late prime-time slots for Russian and foreign criminal investigation and action series.

The decline in Channel 31’s audience share was primarily due to changes in the TNS audience measurement panel and the introduction of stricter local language programming requirements.  Channel 31 did however maintain its position as the second-most watched channel in Kazakhstan in its target demographic, “all 6-54”.

Expenses

	Three Months			Twelve Months
	Ended December 31,			Ended December 31,
(US$ 000’s)	2008	2009	Change	2008	2009	Change

Operating expenses:
Direct operating expenses	$10,206	$14,574	42.8%	$37,514	$37,422	-0.2%
Adjusted selling, general & administrative expenses(1)	22,951	19,276	-16.0%	93,414	72,211	-22.7%
Amortization of programming rights	56,327	57,514	2.1%	220,557	178,392	-19.1%
Amortization of sublicensing rights and own production cost	1,326	1,761	32.8%	8,443	6,832	-19.1%
Depreciation & amortization	3,826	3,335	-12.8%	13,379	11,454	-14.4%
Total operating expenses (before non-recurring items)	$94,636	$96,460	1.9%	$373,307	$306,311	-17.9%
Stock-based compensation expense related to settlement of litigation against former CEO	—	$28,588		—	$28,588
Intangible asset impairment charge	$232,683	$18,739	-91.9%	$232,683	$18,739	-91.9%
Total operating expenses	$327,319	143,787	-56.1%	$605,990	353,638	-41.6%

Total operating expenses, before non-recurring items, were up 2% year-on-year in the fourth quarter in US dollar terms and up 10% for the same period in Russian ruble terms, which primarily reflected the year-on-year increase in programming amortization costs and direct operating expenses. Total operating expenses, before non-recurring items, were down 18% year-on-year for the full year in US dollar terms but up 4% in Russian ruble terms, which reflected the year-on-year depreciation of the Russian ruble and Kazakh tenge, the Company’s principal operating currencies, against the US dollar reporting currency.

Organic operating expenses were up 13% year-on-year in ruble terms for the fourth quarter and flat for the full year. The increase in organic operating expenses in the fourth quarter of 2009 was due to the same factors mentioned above.

Direct operating expenses were up 43% year-on-year in the fourth quarter but flat for the full year in US dollar terms. The increase in the fourth quarter primarily reflected $4.8 million of stock-based compensation expenses arising from the granting of options in October and December 2009 under the Company’s 2009 Stock Incentive Plan.

Selling, general and administrative expenses were down 16% year-on-year in the fourth quarter and down 23% for the full year in US dollar terms when excluding a one-off stock-based compensation expense of $28.6 million. That one-off expense relates to a payment made under a share appreciation rights agreement with the Company’s former CEO and Board member Alexander Rodnyansky in settlement of legal actions brought by the Company against Mr. Rodnyansky, which was recognized in the fourth quarter of 2009.

(1) Excludes a $28.6 million stock-based compensation expense recognized in the fourth quarter of 2009 in conjunction with the previously announced settlement of litigation brought by CTC Media against its former CEO.

Total stock-based compensation expenses were $36.0 million in the fourth quarter (Q4 2008: $4.2 million) and $47.6 million for the full year (2008: $16.1 million).

Programming expenses were up 2% year-on-year in the fourth quarter but down 19% for the full year in US dollar terms. The year-on-year increase in programming costs in the fourth quarter reflected a relatively more expensive programming mix. The decrease in programming costs for the full year reflected the depreciation of the Russian ruble against the US dollar reporting currency, as well as changes made to the amortization rates for certain types of Russian-produced programming in order to better reflect anticipated revenue generation patterns. These changes resulted in a $5.9 million year-on-year reduction in amortization expenses for the full year.

Sublicensing and own production costs were up 33% year-on-year in the fourth quarter but down 19% for the full year. In the fourth quarter, the increase in sublicensing and own production costs reflected the increase in the corresponding revenues. The decrease in the amortization of sublicensing rights and own production costs when comparing full-year 2009 to 2008 was due primarily to the decreased cost of internally produced series and sitcoms sold to a third party in Ukraine. The decrease in cost was due primarily to the depreciation of the Russian ruble against the US dollar.

As a result of the latest annual year-end asset impairment test, the Company has reported an $18.7 million non-cash impairment charge in the fourth quarter of 2009. The charge related to the impairment of a number of local broadcasting licenses in Russia resulting from a re-weighting of the cities in the TNS audience measurement panel.

CTC Media recognized an aggregate $232.7 million non-cash intangible asset impairment charge in the fourth quarter of 2008, of which $95.6 million related to the broadcasting licenses and trademarks of DTV Group in Russia, $132.9 million related to the broadcasting licenses and goodwill balances of Channel 31 in Kazakhstan, and $4.2 million related to the licenses of the broadcasting group in Moldova. The impairments reflected the changes in market conditions and revisions to the outlooks for the businesses compared to when the assets were acquired.

Consolidated adjusted OIBDA was $87.4 million in the fourth quarter (Q4 2008: $96.5 million) and $211.3 million for the full year (2008: $280.2 million). The Company therefore reported an adjusted OIBDA margin of 48.4% in the quarter (Q4 2008: 51.5%) and 41.7% for the full year (2008: 43.8%).

Group depreciation and amortization charges decreased by 13% year-on-year to $3.3 million in the quarter (Q4 2008: $3.8 million) and by 14% to $11.5 million for the full year (2008: $13.4 million) and adjusted consolidated operating income totaled $84.0 million in the quarter (Q4 2008: $92.7 million) and $199.8 million for the full year (2008: $266.9 million).

Net interest income was $2.3 million in the fourth quarter of 2009 compared to a net interest expense of $2.0 million in the same period of 2008, while net interest expenses fell 73% year-on-year to $0.9 million (2008: $3.2 million) for the full year following scheduled repayments on the Company’s US$135 million syndicated loan in 2008 and 2009.

Adjusted pre-tax income therefore grew by 18% year-on-year to $87.6 million in the fourth quarter (Q4 2008: $74.3 million) and totaled $196.0 million for the full year (2008: $237.1 million).

The adjusted effective tax rate in 2008 was 21% for the full year and 2% for the fourth quarter including the one-off impact on the Company’s deferred taxes assets and liabilities of the decrease in the statutory income tax rates in Russia (from 24% to 20%) and Kazakhstan (from 30% to 20%) from the beginning of 2009, which resulted in the recognition of a $19.0 million income tax benefit in the fourth quarter of 2008. Net of this impact, the adjusted effective tax rate in 2008 would have been 29% for the full year and 28% for the fourth quarter. The lower adjusted effective tax rate of 24% in the fourth quarter and 25% for the full year of 2009 primarily reflected the decrease in statutory tax rates effective from January 1, 2009. The tax rate also includes the $2.0 million accrual of tax payments that will fall due in 2010 on the $40 million of dividend payments to be paid in 2010.

Adjusted net income attributable to CTC Media, Inc. stockholders therefore decreased year-on-year to $64.5 million in the fourth quarter (Q4 2008: $64.6 million) and amounted to $144.0 million for the full year (2008: $176.1 million). Adjusted fully diluted earnings per share amounted to $0.41 in the quarter (Q4 2008: $0.41) and $0.91 for the full year (2008: $1.11).

Cash Flow

The Company’s net cash flow from operating activities totaled $132.9 million for the full year 2009 (2008: $185.9 million) and reflected the net effect of lower advertising sales and lower spending for programming and sublicensing rights in 2009. The cash flow from operating activities was impacted by the $29.4 million cash payment made in December 2009 in part settlement of litigation brought by CTC Media against its former CEO.

Cash used in investing activities totaled $81.7 million for the full year 2009 (2008: $419.0 million) and included the acquisition of regional television stations in Russia for a total cash consideration of $14.6 million, $11.0 million of earn-out payments related to the acquisitions of the Costafilm and Soho Media companies in 2008, purchases of equipment and software for the Company’s new digital broadcasting center in Moscow and $39.8 million of cash placed in short-term deposits.

Cash used for financing activities amounted to $62.5 million for the full year (cash provided by financing activities for 2008: $20.6 million). This included a $62.0 million part repayment of the Company’s $135 million syndicated loan, which was drawn down in July 2008 in order to finance the acquisition of DTV Group. Also, in 2009, the Company received $3.4 million in proceeds from exercise of share appreciation rights by its former CEO.

The Company’s cash and cash equivalents and shot-term investments amounted to $123.5 million at December 31, 2009, compared to $98.1 million at the end of 2008.

Borrowings

The Company’s total borrowings and accrued interest amounted to $28.3 million at the end of the year, compared to $90.6 million at the end of 2008. The Company therefore had a net cash position, which is defined as cash and cash equivalents and short-term deposits less interest-bearing liabilities, of $95.2 million at the end 2009, compared to a net cash position of $7.5 million at the end of 2008. The Company intends to repay the remaining $28.3 million balance under its $135 million syndicated loan facility on March 22, 2010.

Dividends

The CTC Media Board of Directors has announced its intention to pay an aggregate of $40 million in cash dividends in 2010. The payment of the first installment of $0.065 per outstanding share of common stock, or $10 million in total, has been approved by the Board. The record date for this first installment is March 10, 2010 and the payment date is March 31, 2010. The Board has also announced its intention to pay the three remaining $10 million installments in each of June, September and December 2010.  While it is the Board’s current intention to declare and pay these three future installments, there can be no assurance that such installments will in fact be declared and paid. Any such declaration is at the discretion of the Board and will depend upon factors such as CTC Media’s earnings, financial position and cash requirements.

2010 Outlook

CTC Media has now contracted approximately 85% of its forecast full year 2010 Russian national inventory under forward contracts at approximately the same average price levels as in 2009. CTC Media expects to continue to outperform the Russian advertising market in 2010, but not by the level achieved in 2009. The pricing environment is currently showing signs of improvement moving forward for later in the year and CTC Media’s target audience shares have continued to grow so far in 2010.

CTC Media is also substantially increasing its investments in the development of the DTV and Domashny channels in 2010, and will invest throughout the year to further enhance the programming schedules and expand the coverage of these two networks, in order to significantly accelerate their development. As a result of these and other investments, the Company’s operating expenses are expected to increase by approximately 15% for the full year based on average 2009 ruble / dollar exchange rates, when excluding the non-recurring impairment charges and stock-based compensation expenses in 2009. The year-on-year increase in operating expenses is expected to be significantly weighted to the first half of the year.  CTC Media’s capital expenditures are expected to reach up to $40 million in 2010 as a result of the establishment of a unified digital play-out facility in Moscow, the ongoing digitalization of the Company’s content library, the upgrading of broadcasting equipment and the planned move to a new principal office location in Moscow.

Conference Call

The Company will host a conference call to discuss its 2009 fourth quarter and full year financial results today, Friday, February 26, 2010, at 9:00 a.m. ET (5:00 p.m. Moscow time, 2:00 p.m. London time). To access the conference call, please dial +1 718 247 0886 (US/International) or +44 (0)20 7806 1968 (UK/International). The pass code for the call is 2189494. A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Ekaterina Ostrova

Tel: + 7 495 783 3650

ir@ctcmedia.ru

Media Relations

Ekaterina Osadchaya or

Angelika Larionova

Tel: +7 495 785 6333

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis), OIBDA margin and the adjusted measures described below. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Adjusted financial measures. As described above, in the fourth quarter of 2008, CTC Media recognized an aggregate $232.7 million non-cash charge for impairment of certain intangible assets acquired in connection with three acquisitions made in 2008. In the fourth quarter of 2009, CTC Media recognized a $18.7 million charge arising from the impairment of the broadcasting licenses of certain regional owned-and-operated stations in Russia and a $28.6 million stock-based compensation expense in conjunction with the previously announced settlement of litigation brought by CTC Media against its former CEO. CTC Media uses adjusted OIBDA (on a consolidated and segment basis), total operating expenses (before non-recurring items), adjusted operating income, adjusted net income before tax, adjusted income tax expense, adjusted net income and adjusted diluted earnings per share, each of which has been adjusted to exclude the non-recurring items described above, so as to permit management to assess and compare the operational performance of the business for the fourth quarters of 2008 and 2009, and full years 2008 and 2009, and to create comparable results for future reporting periods.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia - CTC, Domashny and DTV, Channel 31 in Kazakhstan and TV companies in Uzbekistan and Moldova. CTC Media also owns two TV content production companies, Costafilm and Soho Media. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, among others, statements regarding developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2010; the further development of the DTV and Domashny channels; the Company’s anticipated operating expenses and capital expenditures in 2010; and the Company’s intention to pay further dividends in 2010. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, the implementation of recent Russian legislation that will change the structure of the Russian television advertising sales market; the Company’s current reliance on a single television advertising sales house for substantially all of its revenues; depreciation of the value of the Russian ruble compared to the US dollar; changes in the size of the Russian television advertising market; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s quarterly report on Form 10-Q for the third quarter of 2009, filed with the SEC on November 5, 2009, and/or the

Company’s annual report on Form 10-K for the full year 2009, to be filed with the SEC on or about March 1, 2010.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands of US dollars, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2008	2009	2008	2009
REVENUES:
Advertising revenue	$183,092	$172,559	$623,336	$483,945
Sublicensing and own production revenue	3,415	7,583	14,016	20,999
Other revenue	842	365	2,819	1,169
Total operating revenues	187,349	180,507	640,171	506,113
EXPENSES:
Direct operating expenses	(10,206)	(15,927)	(37,514)	(37,422)
Selling, general and administrative	(22,951)	(47,864)	(93,414)	(100,799)
Amortization of programming rights	(56,327)	(57,514)	(220,557)	(178,392)
Amortization of sublicensing rights and own production cost	(1,326)	(408)	(8,443)	(6,832)
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(3,826)	(3,335)	(13,379)	(11,454)
Impairment loss	(232,683)	(18,739)	(232,683)	(18,739)
Total operating expenses	(327,319)	(143,787)	(605,990)	(353,638)
OPERATING INCOME (LOSS)	(139,970)	36,720	34,181	152,475
FOREIGN CURRENCY GAINS (LOSSES)	(17,089)	(93)	(28,861)	(4,555)
INTEREST INCOME	967	3,593	6,221	6,087
INTEREST EXPENSE	(2,926)	(1,255)	(9,434)	(6,959)
GAINS ON SALE OF BUSINESSES	—	—	—	—
OTHER NON-OPERATING INCOME, net	156	1,065	776	1,060
EQUITY IN INCOME (LOSSES) OF INVESTEE COMPANIES	447	228	1,511	537
Income (loss) before income tax	(158,415)	40,258	4,394	148,645
INCOME TAX EXPENSE	28,678	(17,011)	(19,874)	(45,626)
CONSOLIDATED NET INCOME (LOSS)	$(129,737)	$23,247	$(15,480)	$103,019
LESS: (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	$40,695	$(2,360)	$37,934	$(2,630)
NET INCOME (LOSS) ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$(89,042)	$20,887	$22,454	$100,389
Net income (loss) per share attributable to CTC Media, Inc. stockholders - basic	$(0.59)	$0.14	$0.15	$0.66
Net income (loss) per share attributable to CTC Media, Inc. stockholders - diluted	$(0.56)	$0.13	$0.14	$0.64
Weighted average common shares outstanding - basic	151,956,598	152,425,544	152,146,559	152,223,165
Weighted average common shares outstanding - diluted	158,603,987	157,404,447	158,187,922	157,452,763

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Twelve months ended December 31,
	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$(15,480)	$103,019
Adjustments to reconcile net income to net cash provided by operating activities:

Deferred tax benefit	(66,142)	(6,317)
Depreciation and amortization	13,379	11,454
Amortization of programming rights	220,557	178,392
Amortization of sublicensing rights and own production cost	8,443	6,832
Stock based compensation expense	16,083	47,607

Equity in income of unconsolidated investees	(1,511)	(537)
Foreign currency losses	28,861	4,555
Impairment loss	232,683	18,739
Changes in provision for tax contingencies	1,318	(5,934)
Changes in operating assets and liabilities:

Trade accounts receivable	(26,692)	6,436

Prepayments	(14,366)	(751)
Other assets	8,503	3,708

Accounts payable and accrued liabilities	(455)	9,144
Deferred revenue	4,036	(4,357)

Other liabilities	20,983	(960)
Settlement of SARs to former CEO		(29,390)
Dividends received from equity investees	1,421	622

Acquisition of programming and sublicensing rights	(245,684)	(209,321)
Net cash provided by operating activities	185,937	132,941
CASH FLOWS FROM INVESTING ACTIVITIES:

Acquisitions of property and equipment and intangible assets	(10,065)	(16,217)

Acquisitions of businesses, net of cash acquired	(408,967)	(25,674)
Investments in deposits	—	(39,763)

Net cash used in investing activities	(419,032)	(81,654)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,849	3,398
Proceeds from loans	135,000	—

Repayments of loans	(110,193)	(62,000)

Increase in restricted cash	(30)	—

Dividends paid to non-controlling interest	(6,031)	(3,946)
Net cash provided by (used in) financing activities	20,595	(62,548)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	3,482	(2,353)

Net decrease in cash and cash equivalents	(209,018)	(13,614)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	307,073	98,055
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$98,055	$84,441

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2008	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$98,055	$84,441
Short-term investments	—	39,072

Trade accounts receivable, net of allowance for doubtful accounts (2008 - $1,355; 2009 - $988) (including accounts receivable from related parties: 2008 - $832, 2009 - $1,060)	33,670	24,230
Taxes reclaimable	8,171	7,491
Prepayments (including prepayments to related parties: 2008 - $518, 2009 - $7)	29,005	31,277
Programming rights, net	71,976	79,268
Deferred tax assets	14,166	18,840
Other current assets	7,720	2,588
TOTAL CURRENT ASSETS	262,763	287,207
PROPERTY AND EQUIPMENT, net	22,722	25,539
INTANGIBLE ASSETS, net:
Broadcasting licenses	166,173	158,993
Cable network connections	25,205	29,689
Trade names	17,587	17,082
Network affiliation agreements	9,214	6,769
Other intangible assets	1,244	1,887
Net intangible assets	219,423	214,420
GOODWILL	223,027	226,116
PROGRAMMING RIGHTS, net	48,031	64,343
SUBLICENSING RIGHTS, net	1,221	546
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,311	5,184
PREPAYMENTS	6,238	6,605
DEFERRED TAX ASSETS	15,154	18,440
OTHER NON-CURRENT ASSETS	2,939	2,920
TOTAL ASSETS	$806,829	$851,320
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable (including accounts payable to related parties: 2008 - $55, 2009 — $397)	41,025	51,088
Accrued liabilities	41,573	34,968
Taxes payable	30,154	27,871
Short-term loans and interest accrued	62,165	28,278
Deferred revenue	14,683	4,976
Deferred tax liabilities	2,778	5,112
TOTAL CURRENT LIABILITIES	192,378	152,293

LONG-TERM LOANS	28,438	—
DEFERRED TAX LIABILITIES	38,943	35,203
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:

Common stock; $0.01 par value; shares authorized 175,772,173; shares issued and outstanding 2008 - 152,155,213, 2009 - 154,227,747)	1,522	1,542
Additional paid-in capital	365,362	386,950
Retained earnings	232,321	332,710

Accumulated other comprehensive loss	(54,616)	(58,428)
Non-controlling interest	2,481	1,050
TOTAL STOCKHOLDERS’ EQUITY	547,070	663,824
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$806,829	$851,320

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended December 31, 2008
	Operating revenue from external customers	Intersegment revenue	Operating income (loss)	Depreciation and amortization	Impairment loss	Stock-based compensation expense related to settlement of litigation against former CEO	OIBDA	OIBDA adjusted for impairment loss and one-off stock-based compensation expense
CTC Network	$115,547	$435	$63,615	$(211)	—	—	$63,826	$63,826
Domashny Network	19,166	4	7,998	(147)	—	—	8,145	8,145
DTV Network	13,463	8	(2,462)	(1,435)	(7,743)	—	(1,027)	6,716
CTC Television Station Group	27,669	340	20,418	(516)	—	—	20,934	20,934
Domashny Television Station Group	4,655	254	1,732	(578)	—	—	2,310	2,310
DTV Television Station Group	1,734	145	(88,056)	(601)	(87,889)	—	(87,455)	434
CIS Group	4,950	—	(136,816)	(258)	(137,051)	—	(136,558)	493
Production Group	164	25,007	5,049	(8)	—	—	5,057	5,057
Corporate Office	—	—	(8,935)	(71)	—	—	(8,864)	(8,864)
Business segment results	$187,348	$26,193	$(137,457)	$(3,825)	$(232,683)	—	$(133,632)	$99,051
Eliminations and other	—	(26,193)	(2,514)	—	—	—	(2,514)	(2,514)
Consolidated results	$187,348	—	$(139,971)	$(3,825)	$(232,683)	—	$(136,146)	$96,537

	Three months ended December 31, 2009
	Operating revenue from external customers	Intersegment revenue	Operating income (loss)	Depreciation and amortization	Impairment loss	Stock-based compensation expense related to settlement of litigation against former CEO	OIBDA	OIBDA adjusted for impairment loss and one-off stock-based compensation expense
CTC Network	$115,388	$867	$60,929	$(145)	—		$61,074	$61,074
Domashny Network	18,676	1	7,131	(121)	—		7,252	7,252
DTV Network	13,265	2	6,278	(799)	—		7,077	7,077
CTC Television Station Group	24,342	412	1,118	(551)	(17,015)		1,669	18,684
Domashny Television Station Group	3,150	452	(387)	(494)	(1,724)		107	1,831
DTV Television Station Group	1,276	5	(997)	(936)	—		(61)	(61)
CIS Group	3,727	—	565	(196)	—		761	761
Production Group	683	19,791	3,683	(11)	—		3,694	3,694
Corporate Office	636	638	(39,654)	(82)	—	(28,588)	(39,572)	(10,984)
Business segment results	$181,143	$22,168	$38,666	$(3,335)	$(18,739)	$(28,588)	$42,001	$89,328
Eliminations and other	(636)	(22,168)	(1,946)	—	—	—	(1,946)	(1,946)
Consolidated results	$180,507	—	$36,720	$(3,335)	$(18,739)	$(28,588)	$40,055	$87,382

(Continued on the next page)

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (Continued)

(in thousands of US dollars)

	Year ended December 31, 2008
	Operating revenue from external customers	Intersegment revenue	Operating income (loss)	Depreciation and amortization	Impairment loss	Stock-based compensation expense related to settlement of litigation against former CEO	OIBDA	OIBDA adjusted for impairment loss and one-off stock-based compensation expense
CTC Network	$412,614	$4,516	$207,382	$(963)	—		$208,345	$208,345
Domashny Network	64,142	13	18,868	(656)	—		19,524	19,524
DTV Network	35,868	16	7,286	(2,332)	(7,743)		9,618	17,361
CTC Television Station Group	95,033	1,704	60,384	(2,106)	—		62,490	62,490
Domashny Television Station Group	16,003	1,069	2,552	(2,538)	—		5,090	5,090
DTV Television Station Group	5,069	368	(89,811)	(2,330)	(87,889)		(87,481)	408
CIS Group	10,930	—	(139,712)	(880)	(137,051)		(138,832)	(1,781)
Production Group	512	47,103	5,302	(52)	—		5,354	5,354
Corporate Office	—		(34,824)	(1,522)	—		(33,302)	(33,302)
Business segment results	$640,171	$54,789	$37,427	$(13,379)	$(232,683)		$50,806	$283,489
Eliminations and other	—	(54,789)	(3,246)	—	—		(3,246)	(3,246)
Consolidated results	$640,171	—	$34,181	$(13,379)	$(232,683)		$47,560	$280,243

	Year ended December 31, 2009
	Operating revenue from external customers	Intersegment revenue	Operating income (loss)	Depreciation and amortization	Impairment loss	Stock-based compensation expense related to settlement of litigation against former CEO	OIBDA	OIBDA adjusted for impairment loss and one-off stock-based compensation expense
CTC Network	$326,006	$3,042	$160,489	$(463)	—		$160,952	$160,952
Domashny Network	50,648	31	14,911	(379)	—		15,290	15,290
DTV Network	40,550	2	16,459	(2,721)	—		19,180	19,180
CTC Television Station Group	64,014	1,333	24,825	(1,935)	(17,015)		26,760	43,775
Domashny Television Station Group	8,810	1,422	(101)	(1,471)	(1,724)		1,370	3,095
DTV Television Station Group	3,858	121	(3,940)	(3,326)	—		(614)	(614)
CIS Group	11,020	—	(2,209)	(804)	—		(1,405)	(1,405)
Production Group	1,207	52,297	6,521	(38)	—		6,559	6,559
Corporate Office	1,537	1,537	(61,264)	(317)	—	(28,588)	(60,947)	(32,359)
Business segment results	$507,650	$59,785	$155,691	$(11,454)	$(18,739)	$(28,588)	$167,145	$214,472
Eliminations and other	(1,537)	(59,785)	(3,216)	—	—	—	(3,216)	(3,216)
Consolidated results	$506,113	—	$152,475	$(11,454)	$(18,739)	$(28,588)	$163,929	$211,256

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended December 31,		Year ended December 31,
	2008	2009	2008	2009
	(in thousands of US dollars)

OIBDA	$(136,144)	$40,055	$47,560	$163,929
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(3,826)	(3,335)	(13,379)	(11,454)
Operating income	$(139,970)	$36,720	$34,181	$152,475

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended December 31,		Year ended December 31,
	2008	2009	2008	2009

OIBDA margin	(72.7)%	22.2%	7.4%	32.4%
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights) as a percentage of total operating revenues	(2.0)%	(1.8)%	(2.1)%	(2.3)%
Operating income margin	(74.7)%	20.3%	5.3%	30.1%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED ADJUSTED OIBDA AND OTHER ADJUSTED FINANCIAL MEASURES TO CONSOLIDATED OIBDA AND OTHER CORRESPONDING CONSOLIDATED GAAP FINANCIAL MEASURES, RESPECTIVELY

(US$ 000’s except per share data)	OIBDA	Total operating expenses	Operating income/(loss)	Income before income tax and non-controlling interest	Income tax expense	Non-controlling interest	Net income/(loss) attributable to CTC Media, Inc. stockholders	Fully diluted earnings per share

Three Months ended December 31, 2008
Adjusted non-US GAAP results	$96,537	$(94,636)	$92,712	$74,266	$(1,653)	$(7,978)	$64,635	$0.41
Impact of non-cash intangible asset impairment charge	(232,683)	(232,683)	(232,683)	(232,683)	30,331	48,673	(153,679)	(0.98)
Results as reported (under US GAAP, except for OIBDA which is a non-GAAP financial measure)	(136,146)	(327,319)	(139,971)	(158,417)	28,678	40,695	(89,004)	(0.57)

Year ended December 31, 2008
Adjusted non-US GAAP results	$280,243	$(373,307)	$266,864	$237,077	$(50,205)	$(10,739)	$176,133	$1.11
Impact of non-cash intangible asset impairment charge	(232,683)	(232,683)	(232,683)	(232,683)	30,331	48,673	(153,679)	(0.97)
Results as reported (under US GAAP, except for OIBDA which is a non-US GAAP financial measure)	47,560	(605,990)	34,181	4,394	(19,874)	37,934	22,454	0.14

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED ADJUSTED OIBDA AND OTHER ADJUSTED FINANCIAL MEASURES TO CONSOLIDATED OIBDA AND OTHER CORRESPONDING CONSOLIDATED GAAP FINANCIAL MEASURES, RESPECTIVELY

(US$ 000’s except per share data)	OIBDA	Total operating expenses	Operating income/(loss)	Income before income tax and non-controlling interest	Income tax expense	Noncontrolling interest	Net income/(loss) attributable to CTC Media, Inc. stockholders	Fully diluted earnings per share

Three months ended December 31, 2009

Adjusted non-US GAAP results	$87,382	$(96,460)	$84,047	$87,585	$(20,759)	$(2,360)	$64,446	$0.41

Impact of non-cash intangible asset impairment charge	(18,739)	(18,739)	(18,739)	(18,739)	3,748	—	(14,991)	0.10

Impact of stock-based compensation expense related to settlement of litigation against former CEO	(28,588)	(28,588)	(28,588)	(28,588)	—	—	(28,588)	0.18

Results as reported (under US GAAP, except for OIBDA, which is a non-GAAP financial measure)	40,055	(143,787)	36,720	40,258	(17,011)	(2,360)	20,887	0.13

Year ended December 31, 2009

Adjusted non-US GAAP results	$211,256	$(306,311)	$199,802	$195,972	$(49,374)	$(2,630)	$143,967	$0.91

Impact of non-cash intangible asset impairment charge	(18,739)	(18,739)	(18,739)	(18,739)	3,748	—	(14,991)	0.10

Impact of stock-based compensation expense related to settlement of litigation against former CEO	(28,588)	(28,588)	(28,588)	(28,588)	—	—	(28,588)	0.18

Results as reported
(under US GAAP, except for OIBDA, which is a non-GAAP financial measure)	163,929	(353,638)	152,475	148,645	(45,626)	(2,630)	100,389	0.64

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended December 31, 2008

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income/(loss)

CTC Network	$63,826	$(211)	$63,615
Domashny Network	8,145	(147)	7,998
DTV Network	(1,027)	(1,435)	(2,462)
CTC Television Station Group	20,934	(516)	20,418
Domashny Television Station Group	2,310	(578)	1,732
DTV Television Station Group	(87,455)	(601)	(88,056)
CIS Group	(136,558)	(258)	(136,816)
Production Group	5,057	(8)	5,049
Corporate	(8,864)	(71)	(8,935)

Business Segment Results	$(133,632)	$(3,825)	$(137,457)
Eliminations and Other	(2,514)	—	(2,514)
Consolidated Results	$(136,146)	$(3,825)	$(139,971)

Three Months Ended December 31, 2009

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income/(loss)

CTC Network	$61,074	$(145)	$60,929
Domashny Network	7,252	(121)	7,131
DTV Network	7,077	(799)	6,278
CTC Television Station Group	1,669	(551)	1,118
Domashny Television Station Group	107	(494)	(387)
DTV Television Station Group	(61)	(936)	(997)
CIS Group	761	(196)	565
Production Group	3,694	(11)	3,683
Corporate	(39,572)	(82)	(39,654)

Business Segment Results	$42,001	$(3,335)	$38,666
Eliminations and Other	(1,946)	—	(1,946)
Consolidated Results	$40,055	$(3,335)	$36,720

(continued on the next page)

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME (continued)

Year Ended December 31, 2008

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income/(loss)

CTC Network	$208,345	$(963)	$207,382
Domashny Network	19,524	(656)	18,868
DTV Network	9,618	(2,332)	7,286
CTC Television Station Group	62,490	(2,106)	60,384
Domashny Television Station Group	5,090	(2,538)	2,552
DTV Television Station Group	(87,481)	(2,330)	(89,811)
CIS Group	(138,832)	(880)	(139,712)
Production Group	5,354	(52)	5,302
Corporate	(33,302)	(1,522)	(34,824)

Business Segment Results	$50,806	$(13,379)	$37,427
Eliminations and Other	(3,246)	—	(3,246)
Consolidated Results	$47,560	$(13,379)	$34,181

Year Ended December 31, 2009

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income/(loss)

CTC Network	$160,952	$(463)	$160,489
Domashny Network	15,290	(379)	14,911
DTV Network	19,180	(2,721)	16,459
CTC Television Station Group	26,760	(1,935)	24,825
Domashny Television Station Group	1,370	(1,471)	(101)
DTV Television Station Group	(614)	(3,326)	(3,940)
CIS Group	(1,405)	(804)	(2,209)
Production Group	6,559	(38)	6,521
Corporate	(60,947)	(317)	(61,264)

Business Segment Results	$167,145	$(11,454)	$155,691
Eliminations and Other	(3,216)	—	(3,216)
Consolidated Results	$163,929	$(11,454)	$152,475